Exhibit 10.1

PROMISSORY NOTE

Maximum Principal Amount: $2,000,000	Effective Date: April 29, 2026

FOR VALUE RECEIVED, LifeSci Global Group LLC, a Delaware limited liability company with its principal place of business located at 300 Blvd. of the Americas, Suite 105, Lakewood, New Jersey 08701 (“Maker”), promises to pay to EZRA International Group LLC, a New Jersey limited liability company having an address at 300 Blvd. of the Americas, Suite 105, Lakewood, New Jersey 08701 (the “Payee”) at its offices, or such other place as may be designated in writing by the Payee, the aggregate unpaid principal amount of all Advances (as defined below) made by the Payee to the Maker from time to time hereunder, up to a maximum aggregate principal amount of $2,000,000 (the “Maximum Principal Amount”; the aggregate unpaid principal amount of Advances outstanding from time to time, the “Principal Amount”), together with interest computed on the Principal Amount from the date of each Advance at a rate set forth below, payable in lawful money of the United States of America.

This Promissory Note is executed in connection with the purchase by the Maker of certain equity interests in Innervate Radiopharmaceuticals LLC (all such interests and any proceeds thereof (the “Collateral”).

1. RATE OF INTEREST. This Promissory Note shall bear interest on the outstanding Principal Amount of each Advance at an annual rate of seven percent (7%), compounded annually and accruing daily from (and including) the date such Advance is made by the Payee on the basis of a three hundred sixty-five day (365) or three hundred sixty-six (366) day year, as appropriate, for the actual number of days elapsed. For the avoidance of doubt, no interest shall accrue on any portion of the Maximum Principal Amount that has not been advanced to the Maker. Following the occurrence and during the continuance of any Event of Default, as defined below, the interest rate otherwise applicable pursuant to this Section 1 shall be increased, at Payee’s election, by five percent (5%) (the “Default Rate”).

2. PAYMENT OF INTEREST AND PRINCIPAL. The entire outstanding Principal Amount and accrued interest shall be due and payable on the earlier of (i) an Event of Default, or (ii) the fifth (5th) anniversary of the Effective Date (such date, the “Maturity Date”), provided, such Maturity Date may be extended by mutual agreement in writing by Maker and Payee.

3. ADVANCES. From and after the Effective Date and until the Maturity Date, the Payee may, in its discretion, make one or more loan advances to the Maker (each, an “Advance”) in such amounts and at such times as the Payee and the Maker may agree, provided that the aggregate principal amount of all Advances outstanding hereunder shall not at any time exceed the Maximum Principal Amount. Each Advance shall be evidenced by this Promissory Note and shall be recorded by the Payee on a grid maintained by the Payee (or otherwise in the Payee’s books and records), which recordation shall, absent manifest error, constitute conclusive evidence of the date and amount of each Advance and of the outstanding Principal Amount; provided that any failure to make, or error in making, any such recordation shall not affect the obligations of the Maker to repay the Principal Amount, together with accrued interest thereon, in accordance with the terms hereof. Amounts repaid hereunder may not be reborrowed.

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4. PREPAYMENT. This Promissory Note may be prepaid in whole or in part at any time. Any prepayment shall first be applied to accrued interest, and then to Principal Amount.

5. EVENTS OF DEFAULT BY THE MAKER. If any of the following events (“Events of Default”) shall occur:

(i) The Maker shall fail to make payment of interest or principal under this Promissory Note on the Maturity Date, provided such non-payment continues uncured for a period of thirty (30) days following written notice thereof to Maker;

(ii) A petition seeking relief, or the granting of relief, under the bankruptcy laws shall be filed by or against Maker and such petition shall not be discharged or dismissed for a period of forty-five (45) days, the making of a general assignment for the benefit of creditors by Maker or any action by Maker for the purpose of effecting the foregoing;

(iii) The appointment of a receiver for Maker by a court of competent jurisdiction, which appointment shall not have been vacated within a period of forty-five (45) days after the date of appointment;

(iv) Maker breaches any of its covenants or agreements set forth in this Promissory Note;

(v) Maker undergoes a merger, dissolution, liquidation or consolidation of Maker (including with or into another person), or the sale, transfer, license, lease or other disposition of (whether in one transaction or in a series of transactions) any material portion of Maker’s assets (other than the Collateral); provided that, notwithstanding the foregoing, a sale, transfer or other disposition of all or any portion of the Collateral shall not constitute an Event of Default if (A) Maker provides Payee with not less than ten (10) business days’ prior written notice of such proposed disposition (including reasonable detail as to the proposed terms and the expected net cash proceeds) and obtains the prior written consent of Payee to such disposition, which consent shall not be unreasonably withheld if such disposition is to an unaffiliated third party at arm’s length for fair market value as reasonably determined by Payee, and (B) the net cash proceeds of such disposition are applied, concurrently with the closing thereof, to prepay the outstanding Principal Amount and accrued and unpaid interest hereunder in accordance with Section 4 (Prepayment), with any remaining proceeds released to Maker only after such application;

then, the entire outstanding Principal Amount together with all accrued interest thereon shall immediately with no further action become due and payable.

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6. Covenants. Maker hereby covenants and agrees on the Effective Date and at all times thereafter, until the repayment in full of all obligations under this Promissory Note to: (a) preserve, renew and keep in full force and effect its existence; (b) pay and discharge, at or prior to maturity, all of their respective obligations and liabilities, including tax liabilities; (c) comply in all material respects with the requirements of all applicable laws and all contractual obligations; (d) give prompt written notice to Payee (i) of any litigation or governmental proceedings pending or threatened (in writing) against Maker which would in any manner call into question the validity or enforceability of this Promissory Note, or (ii) upon Maker becoming aware of the existence of any default under this Promissory Note; (e) not create, incur, assume or suffer to exist any indebtedness, except indebtedness incurred under this Promissory Note; (f) not create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority, or other security agreement of any kind or nature whatsoever upon any of the Collateral, whether now owned or hereafter acquired; (g) not guaranty or otherwise become liable for any indebtedness or other obligations of any other person; (h) not sell, lease, assign, transfer or otherwise dispose of any material portion of its property or assets including without limitation the Collateral; (i) not merge, dissolve, liquidate or consolidate with or into another person, or acquire or agree to acquire by merger, consolidation, recapitalization or other business combination or otherwise, the stock, assets or business of any person; (j) not make loans to any person or make any other investment, except for investments made in furtherance of Maker’s purpose under its limited liability company agreement, including the acquisition, holding and disposition of equity or other interests in Portfolio Companies (as defined in Maker’s limited liability company agreement) and any activities necessary or incidental thereto; (k) not amend or otherwise modify any organizational documents of Maker (each as in effect and delivered to Payee on the Effective Date) if any such amendment or modification could materially and adversely affect the rights and interests of Payee under this Promissory Note; (l) not bring any lawsuit or litigation against Payee or its affiliates, and each of their respective employees, partners, representatives, shareholders, officers, directors, trustees, agents, advisors, family members, other representatives thereof and persons having control thereof, and each of their permitted successors and assigns; (m) not change Maker’s state of formation or organization, its existence as a limited liability company or its legal name, in each case as in effect on the Effective Date; and (n) cure any breach of the foregoing within thirty (30) days of such breach.

7. SECURITY INTEREST.

(i) In order to secure payment in full under this Promissory Note, the Maker agrees to create a first priority secured pledge on the Collateral. The Collateral will rank senior to any other form of security interest on the Collateral. From time to time, the Payee may demand, and the Maker, or any of Maker’s successors shall execute, such additional documents as may be reasonably necessary to maintain the Payee’s Collateral and perfect Payee’s security interest in the Collateral, including without limitation a UCC-1 financing statement or a stock power or other documentation requested by Payee. The Collateral shall remain fully effective in favor of the Payee until the time at which the Principal Amount and all interest accrued thereon have been fully paid hereunder, at which time the Payee shall, upon the Maker’s first request, deliver to the Maker a statement signed thereby that the Collateral is null and void.

8. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and delivered personally, registered or certified mail, return receipt requested and postage prepaid or by private courier service with overnight delivery requested. All notices or other communications shall be deemed given or delivered and received (a) when delivered, if delivered personally, (b) two days after mailing, if mailed by registered or certified mail, return receipt requested and postage prepaid, or (c) on the next business day after delivery to a private courier service with overnight delivery requested, if delivered to a private courier service providing documented overnight service, in each case addressed as follows:

If to the Maker, to the address following such party in the first paragraph of this Promissory Note. If to the Payee, to the address following the Payee in the first paragraph of this Promissory Note or to such other address as the recipient party has specified by prior written notice to the sending party (which change of address notice will be deemed to have been given, delivered and received upon actual receipt thereof by the recipient party).

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9. WAIVER. Maker, for itself and its legal representatives, hereby waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest and protest of this Promissory Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the obligations under this Promissory Note.

10. GOVERNING LAW; DISPUTE RESOLUTION. This Promissory Note will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. Any controversy or dispute arising out of or relating to this Promissory Note, the interpretation of any of the provisions hereof, or the action or inaction of any party hereunder shall be submitted to arbitration in New York, New York before the American Arbitration Association under its commercial arbitration rules. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Payee shall be entitled to seek (i) temporary, preliminary or other injunctive relief, (ii) specific performance, and/or (iii) any action or proceeding to enforce, perfect and/or foreclose upon its rights and remedies with respect to the Collateral (including under the Uniform Commercial Code), in each case from any court of competent jurisdiction, without such action constituting a waiver of the agreement to arbitrate or a bar to arbitration. To the fullest extent permitted by law, no action at law or in equity based upon any claim arising out of or related to this Promissory Note shall be instituted in any court by either party except (a) an action to compel arbitration pursuant to this Section or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section or (c) an action permitted by the immediately preceding sentence. Maker shall pay any costs and expenses incurred by Payee in enforcing the terms of this Promissory Note.

11. JURY TRIAL WAIVER. MAKER AND PAYEE HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS PROMISSORY NOTE AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY MAKER AND PAYEE, AND MAKER ACKNOWLEDGES THAT NEITHER PAYEE NOR ANY PERSON ACTING ON BEHALF OF PAYEE HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. MAKER AND PAYEE ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT MAKER AND PAYEE HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS PROMISSORY NOTE AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. MAKER AND PAYEE FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS PROMISSORY NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

12. SEVERABILITY. Any provision of this Promissory Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13. NON-NEGOTIABLE. This Promissory Note is non-negotiable.

14. INTEREST RATE LIMITATION. If a law, which applies to this Promissory Note and which sets maximum interest charges, is finally interpreted so that the interest collected or to be collected in connection with this Promissory Note exceeds the permitted limits, then: (i) any such interest charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from Maker which exceeded permitted limits will be refunded to Maker. The Payee may choose to make this refund by reducing the principal Maker owes under the Promissory Note or by making a direct payment to Maker. If a refund reduces principal, the reduction will be treated as a permitted partial payment.

15. HEADINGS. The headings of the Sections of this Promissory Note are for convenience of reference only and shall not be deemed to modify, explain, enlarge or restrict any of the provisions hereof.

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IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the date first set forth above.

MAKER:

LIFESCI GLOBAL GROUP LLC

By:	/s/ Scott Korman
Name:	Scott Korman
Title:	Member

APPROVED AND AGREED BY PAYEE:

EZRA INTERNATIONAL GROUP LLC

By:	/s/ Joel Markovits
Name:	Joel Markovits
Title:	Chief Financial Officer